================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)


                              DAVID'S BRIDAL, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   238576 10 2
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
               [ ] Rule 13(d)-1 (b)
               [ ] Rule 13(d)-1 (c)
               [X] Rule 13(d)-1 (d)




                        (Continued on following page(s))
                              (Page 1 of 13 Pages)

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NY2:\873703\04\$Q5J04!.DOC\36315.0001

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 2 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

------------- -------------------------------------------------- -------------------------------------------------------------------
   1          NAME OF REPORTING PERSON:                          CLIPPER CAPITAL ASSOCIATES, L.P.
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                             13-3706321
------------- ----------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                            (A) [_]
                                                                                                                           (B) [X]
------------- ----------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- -------------------------------------------------- -------------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------- ------ ------------------------------------------------- -------------------------------------------------------
  NUMBER OF           5    SOLE VOTING POWER:                                0
   SHARES
                    ------ ------------------------------------------------- -------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER:                              4,472,971
  OWNED BY
                    ------ ------------------------------------------------- -------------------------------------------------------
    EACH              7    SOLE DISPOSITIVE POWER:                           0
  REPORTING
                    ------ ------------------------------------------------- -------------------------------------------------------
 PERSON WITH          8    SHARED DISPOSITIVE POWER:                         4,472,971

------------- -------------------------------------------------------------- -------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       4,472,971

------------- ----------------------------------------------------------------------------------------------------- ----------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                          [_]

------------- ----------------------------------------------------------------------------------------------------- ----------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    23.1%

------------- -------------------------------------------------- -------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON:                          PN

------------- -------------------------------------------------- -------------------------------------------------------------------



                                       2

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 3 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

-------------- --------------------------------------------------- -----------------------------------------------------------------
   1           NAME OF REPORTING PERSON:                           CLIPPER/MERCHANT PARTNERS, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                              13-3737437
-------------- ----------------------------------------------------------------------------------------------------- ---------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                             (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
   3           SEC USE ONLY

-------------- --------------------------------------------------- -----------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

--------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER:                               0
    SHARES
                      ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY           6    SHARED VOTING POWER:                             1,349,995
   OWNED BY
                      ------ ------------------------------------------------ ------------------------------------------------------
     EACH               7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                      ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH           8    SHARED DISPOSITIVE POWER:                        1,349,995

-------------- -------------------------------------------------------------- ------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       1,349,995

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    7.0%

-------------- --------------------------------------------------- -----------------------------------------------------------------
   12          TYPE OF REPORTING PERSON:                           PN

-------------- --------------------------------------------------- -----------------------------------------------------------------






                                       3

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 4 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

-------------- --------------------------------------------------- -----------------------------------------------------------------
   1           NAME OF REPORTING PERSON:                           CLIPPER/MERBAN, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                              98-0137328
-------------- ----------------------------------------------------------------------------------------------------- ---------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                             (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
   3           SEC USE ONLY

-------------- --------------------------------------------------- -----------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

--------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER:                               0
    SHARES
                      ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY           6    SHARED VOTING POWER:                             1,351,845
   OWNED BY
                      ------ ------------------------------------------------ ------------------------------------------------------
     EACH               7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                      ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH           8    SHARED DISPOSITIVE POWER:                        1,351,845

-------------- -------------------------------------------------------------- ------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       1,351,845

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    7.0%

-------------- --------------------------------------------------- -----------------------------------------------------------------
   12          TYPE OF REPORTING PERSON:                           PN

-------------- --------------------------------------------------- -----------------------------------------------------------------




                                       4

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 5 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

-------------- --------------------------------------------------- -----------------------------------------------------------------
   1           NAME OF REPORTING PERSON:                           CLIPPER EQUITY PARTNERS I, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                              13-3834258
-------------- ----------------------------------------------------------------------------------------------------- ---------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                             (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
   3           SEC USE ONLY

-------------- --------------------------------------------------- -----------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

--------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER:                               0
    SHARES
                      ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY           6    SHARED VOTING POWER:                             1,013,884
   OWNED BY
                      ------ ------------------------------------------------ ------------------------------------------------------
     EACH               7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                      ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH           8    SHARED DISPOSITIVE POWER:                        1,013,884

-------------- -------------------------------------------------------------- ------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       1,013,884

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    5.2%

-------------- --------------------------------------------------- -----------------------------------------------------------------
   12          TYPE OF REPORTING PERSON:                           PN

-------------- --------------------------------------------------- -----------------------------------------------------------------



                                       5

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 6 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

-------------- --------------------------------------------------- -----------------------------------------------------------------
   1           NAME OF REPORTING PERSON:                           CLIPPER/EUROPEAN RE, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                              98-0154020
-------------- ----------------------------------------------------------------------------------------------------- ---------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                             (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
   3           SEC USE ONLY

-------------- --------------------------------------------------- -----------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

--------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER:                               0
    SHARES
                      ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY           6    SHARED VOTING POWER:                             675,923
   OWNED BY
                      ------ ------------------------------------------------ ------------------------------------------------------
     EACH               7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                      ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH           8    SHARED DISPOSITIVE POWER:                        675,923

-------------- -------------------------------------------------------------- ------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       675,923

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    3.5%

-------------- --------------------------------------------------- -----------------------------------------------------------------
   12          TYPE OF REPORTING PERSON:                           PN

-------------- --------------------------------------------------- -----------------------------------------------------------------




                                       6

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 7 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

-------------- --------------------------------------------------- -----------------------------------------------------------------
   1           NAME OF REPORTING PERSON:                           CLIPPER DB LLC
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                              13-3706321
-------------- ----------------------------------------------------------------------------------------------------- ---------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                             (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
   3           SEC USE ONLY

-------------- --------------------------------------------------- -----------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

--------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER:                               0
    SHARES
                      ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY           6    SHARED VOTING POWER:                             0
   OWNED BY
                      ------ ------------------------------------------------ ------------------------------------------------------
     EACH               7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                      ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH           8    SHARED DISPOSITIVE POWER:                        400,000

-------------- -------------------------------------------------------------- ------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       400,000

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    2.1%

-------------- --------------------------------------------------- -----------------------------------------------------------------
   12          TYPE OF REPORTING PERSON:                           OO

-------------- --------------------------------------------------- -----------------------------------------------------------------






                                       7

----------------------------- --------------------------------------------             ---------------------------------------------
CUSIP No.                     238576 10 2                                     13G                           Page 8 of 13 pages
---------------------------- --------------------------------------------             ----------------------------------------------

-------------- --------------------------------------------------- -----------------------------------------------------------------
   1           NAME OF REPORTING PERSON:                           CLIPPER CAPITAL ASSOCIATES, INC.
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
                                                                              13-3706407
-------------- ----------------------------------------------------------------------------------------------------- ---------------
   2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                             (A) [_]
                                                                                                                             (B) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
   3           SEC USE ONLY

-------------- --------------------------------------------------- -----------------------------------------------------------------
   4           CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

--------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF            5    SOLE VOTING POWER:                               0
    SHARES
                      ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY           6    SHARED VOTING POWER:                             4,472,971
   OWNED BY
                      ------ ------------------------------------------------ ------------------------------------------------------
     EACH               7    SOLE DISPOSITIVE POWER:                          0
   REPORTING
                      ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH           8    SHARED DISPOSITIVE POWER:                        4,472,971

-------------- -------------------------------------------------------------- ------------------------------------------------------
   9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       4,472,971

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                           [_]

-------------- ----------------------------------------------------------------------------------------------------- ---------------
   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                    23.1%

-------------- --------------------------------------------------- -----------------------------------------------------------------
   12          TYPE OF REPORTING PERSON:                           CO

-------------- --------------------------------------------------- -----------------------------------------------------------------


ITEM 1

        (a)          NAME OF ISSUER:

                     David's Bridal, Inc.

        (b)          Address of Issuer's Principal Executive Offices:

                     44  West Lancaster Avenue
                     Suite 250
                     Ardmore, PA 19003
ITEM 2

        (a)          NAME OF PERSON FILING:

                     See Item 1 of the Cover Pages attached hereto.

        (b)          Address of Principal Business Office or, if None,
                     Residence:

                     For all Reporting Persons:

                     650 Madison Avenue
                     New York, New York  10022

        (c)        CITIZENSHIP:

                     See Item 4 of the Cover Pages attached hereto.

        (d)          TITLE OF CLASS OF SECURITIES:

                     Common Stock, par value $0.01 per share

        (e)          CUSIP NUMBER:   238576 10 2


ITEM 3
                     Not applicable.

ITEM 4               OWNERSHIP.

        (a)          Amount Beneficially Owned:

                     See Item 9 of the Cover Pages attached hereto.

        (b)          Percent of Class:

                     See Item 11 of the Cover Pages attached hereto.

        (c)          Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote

                      See Item 5 of the Cover Pages attached hereto.

               (ii)   Shared power to vote or to direct the vote

                      See Item 6 of the Cover Pages attached hereto and below.

               (iii)  Sole power to dispose or to direct the disposition of

                      See Item 7 of the Cover Pages attached hereto.

               (iv)   Shared power to dispose or to direct the disposition of

                      See Item 8 of the Cover Pages attached hereto and below.

                     Clipper Capital Associates, L.P. ("CCA") directly owns 81,324 shares of Common Stock, par value $0.01 per share (the "Shares") of David's Bridal, Inc. (the "Company"). CCA is the general partner of:
        (i) Clipper/Merchant Partners, L.P. ("Merchant"), which directly owns 1,349,995 Shares; (ii) Clipper/Merban, L.P. ("Merban"), which directly owns 1,351,845 Shares; (iii) Clipper Equity Partners I, L.P. ("Equity"), which directly owns 1,013,884 Shares; and (iv) Clipper/European Re, L.P. ("European"), which directly owns 675,923 Shares. Pursuant to the limited partnership agreements of Merchant, Merban, Equity and European, CCA is the investment general partner, with sole investment authority and power to vote or direct the vote, and to dispose or to direct the disposition of, the Shares held by Merchant, Merban, Equity and European.

                     Clipper DB LLC ("DB LLC") has shared dispositive power with respect to 400,000 Shares of the Company owned directly by Merban; such Shares were sold by Merban to DB LLC, with Merban having retained record ownership of such Shares. CCA is the sole member of DB LLC.

                       Accordingly, for purposes hereof, CCA may be deemed to respectively share with each of Merchant, Merban, Equity, European and DB LLC the power to vote or direct the vote, and to dispose or to direct the disposition of, the Shares held by Merchant, Merban, Equity, European and DB LLC. Moreover, Clipper Capital Associates, Inc. ("CCA, Inc.") is the sole general partner of CCA. Accordingly, for purposes hereof, CCA, Inc. may also be deemed to share the power to vote or direct the vote, and to dispose or to direct the disposition of, the Shares held directly by CCA, Merban, Merchant Equity, European and DB LLC.

ITEM 5               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable.

ITEM 6               OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

ITEM 8               IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.  See Item 4.

ITEM 9               NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

ITEM 10              CERTIFICATION.

                     Not applicable.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000

                             CLIPPER CAPITAL ASSOCIATES, L.P.
                                    By: Clipper Capital Associates, Inc.,
                                          its general partner


                             CLIPPER/MERCHANT PARTNERS, L.P.
                                    By: Clipper Capital Associates, L.P.,
                                          its general partner

                                    By: Clipper Capital Associates, Inc.,
                                          its general partner


                             CLIPPER/MERBAN, L.P.
                                    By: Clipper Capital Associates, L.P.,
                                          its general partner

                                    By: Clipper Capital Associates, Inc.,
                                          its general partner


                             CLIPPER EQUITY PARTNERS I, L.P.
                                    By: Clipper Capital Associates, L.P.
                                          its general partner

                                    By: Clipper Capital Associates, Inc.,
                                          its general partner


                             CLIPPER/EUROPEAN RE, L.P.
                                    By: Clipper Capital Associates, L.P.,
                                          its general partner

                                    By:  Clipper Capital Associates, Inc.,
                                          its general partner

                             CLIPPER DB LLC
                                    By:   Clipper Capital Associates, L.P.,
                                          its sole member

                                    By:   Clipper Capital Associates, Inc.
                                          its general partner


                             CLIPPER CAPITAL ASSOCIATES, INC.

                                    By: /s/ Eugene P. Lynch
                                        -------------------------------------
                                        Name: Eugene P. Lynch
                                        Title: Treasurer and Secretary